GASIFIER PURCHASE AGREEMENT

This GASIFIER PURCHASE AGREEMENT (this “Agreement”) is effective as of July 17, 2019 (the “Effective Date”), and is made and entered into by and between TA GROUP MEDIA ENERGY INDUSTRY TRADE JOINT STOCK COMPANY (TA Grup Medya Enerji Sanayi Ticaret Anonim Sirketi), a company organized and existing under the laws of the Republic of Turkey, with its principal offices at Beştepe Mah., Mertebe Sokak no 13/3, Yenimahalle, 06560 Ankara, Turkey (“Purchaser”), and TARONIS FUELS, INC., a Delaware corporation and its permitted assigns, having an address at 300 W. Clarendon Avenue, Ste. 230, Phoenix, Arizona 85013 (“Taronis” or “Company”).

PURPOSE

The purpose of this Agreement is to document the understanding and agreement of Taronis and the Purchaser with respect to:

●	Taronis’ sale of its proprietary 300kw Plasma Arc Flow Units (hereinafter defined as “Units”) to the Purchaser for the purpose of creating and selling “MagneGas” in the Territory;

●	Purchaser’s purchase of the Units, Services and Support Services;

●	Taronis’ provision of Services, as a subcontractor to the Purchaser, on Purchaser specific engagements; and

●	Taronis’ role in selling and delivering Support Services to the Purchaser.

Taronis and Purchaser may wish to engage in other mutually agreed upon activities not covered by this Agreement. In such event, the parties will set forth their mutual agreement to engage in such activities in a written document to be signed by authorized representatives of both parties. Such document may take the form of an amendment or exhibit to this Agreement, or an entirely separate agreement.

1. DEFINITIONS. All of the capitalized terms used in this Agreement will have the meaning ascribed to them in this Section 1.0 or elsewhere in this Agreement, unless otherwise expressly stated.

1.1. “Alteration” means any modification to, including a change to the code, physical, mechanical, or electrical arrangement of, a Product or Unit whether or not additional devices or parts are required.

1.2. “Company Marks” means the logos, trademarks and service marks by which Taronis identifies the Products and its other goods and services, including without limitation “MagneGas”, “PLASMA-ARC-FLOW”, “Venturi” and other marks.

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1.3. “Customer” means the person or entity that first places a Product in productive use as an end user for its own internal use, and does not: (i) resell or distribute the Product, and/or (ii) use the Product to provide outsourcing and/or service bureau services to others.

1.4. “Delivery” means the location in the Territory initially be set forth on Exhibit B hereto, which may be modified by the written agreement of the parties.

1.5. “Documentation” means information in any form intended by Taronis to be used by Customer(s) pertaining to a Product (e.g., user manuals, training materials).

1.6. “Governmental Approval” means the governing authority in the Territory has approved “MagneGas” for production, distribution, transportation and sale in the Territory.

1.7. “LSMS” means License Continuation, Subscription and Maintenance & Support.

1.8. “Order” means a written request to purchase Units, Products, Supplies, Services, Non-recurring Services or any other item of value from Taronis, as context herein dictates or is otherwise agreed to in writing.

1.9. “Products” means Unit(s), Supplies or other hard goods as are explicitly defined herein or are otherwise listed on Exhibit A or any purchase Order, as applicable.

1.10. “Services” consist of activities, including professional and installation services, to be performed by Taronis as a subcontractor to you for an identified Customer pursuant to a Statement of Work on a project-by-project basis in accordance with Exhibit C as attached hereto, but does not include Support Services. The tangible results of Services that are provided to you or the Customer by Taronis are referred to herein as “Deliverables.”

1.11. “Supplies” means consumable items that you acquire from Taronis as listed on Exhibit A.

1.12. “Support Services” means Taronis-provided reactive, proactive and predictive Product maintenance support for Products in use at Customer locations provided under Exhibit D as attached hereto, and include Taronis’ hardware maintenance, software maintenance and support, and LSMS, but does not include Services.

1.13. “Taronis Product Specifications” means Taronis’ official published specifications for Products when you acquire them (which Taronis will provide to you upon request), and the Documentation which Taronis includes with Products delivered to you.

1.14. “Territory” is as defined in Exhibit B as attached hereto.

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1.15. “Unit(s)” means one or more 300 KW PLASMA-ARC-FLOW Venturi gasification devices.

2. PURCHASE AND SALE COMMITMENT. Subject to the terms and conditions herein, Taronis will sell to Purchaser, and Purchaser will purchase from Taronis, a minimum of fifteen (15) units and up to a total of thirty (30) Units as follows:

2.1. Purchase Price. The purchase price is $3,750,000 per Unit (“Unit Purchase Price”). Assuming the Purchaser exercises its option to purchase all thirty (30) Units, the total cost for such Units will be $112,500,000.

2.2. Payment Schedule per Order. The Purchaser will make an initial deposit on each Unit comprising an Order as set forth in Section 2.3 (“First Progress Payment”), and additional progress payments thereafter, as follows:

2.2.1. Ninety (90) days following the Purchaser’s submission of any Order, the Purchaser will make an additional twenty-five percent (25%) deposit of the Unit Purchase Price per Unit comprising the Order (“Second Progress Payment”);

2.2.2. One Hundred Eighty (180) days following the Purchaser’s submission of any Order for Units, the Purchaser will make an additional twenty-five percent (25%) deposit of the Unit Purchase Price per Unit comprising the Order (“Third Progress Payment”);

2.2.3. Finally, the Purchaser shall make a final twenty-five percent (25%) payment of the Unit Purchase Price per Unit upon receipt of written notice of commissioning of the Units by Taronis (“Final Progress Payment”).

2.3. Initial Purchase Commitment. The Purchaser shall make an initial order for the purchase of fifteen (15) Units for a total initial payment of $56,250,000 (“Initial Order”) paid in the manner set forth herein. This Agreement and the Initial Order will be binding upon the Purchaser and the First Order deposit (defined in Section 2.3.1) will be due and payable within sixty (60) days of receiving Governmental Approval (“Binding Commitment”).

The Initial Order will be subject to the following schedule:

2.3.1. First Order. Within two (2) business days of the Initial Order becoming a Binding Commitment, the Purchaser will make a non-refundable deposit for the purchase of five (5) Units to Taronis in an amount equal to twenty-five percent (25%) of the Unit Purchase Price per Unit, which amount is $3,515,625 (“First Order”).

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2.3.2. Second Order. Within ninety (90) days of the delivery of the Units comprising the First Order into the Territory, the Purchaser will make a second non-refundable deposit for the purchase of five (5) additional Units to Taronis in an amount equal to twenty-five percent (25%) of the Unit Purchase Price per Unit, which amount is $3,515,625 (“Second Order”).

2.3.3. Third Order. Within ninety (90) days of the delivery of the Units comprising the Second Order into the Territory, the Purchaser will make a third non-refundable deposit for the purchase of five (5) additional Units to Taronis in an amount equal to twenty-five percent (25%) of the Unit Purchase Price per Unit, which amount is $3,515,625 (“Third Order”).

2.3.4. All Units comprising the Initial Order must be ordered with their applicable deposits made as set forth above within eighteen (18) months from the execution of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that it is possible that due to build-out schedule for Units, it is possible the final purchase and delivery of Units may extend beyond this eighteen (18) month period.

2.4. Purchase Option. Upon completion the Initial Order and the Units comprising such order having been delivered to the Territory, the Purchaser shall have the option to purchase an additional fifteen (15) Units at the Unit Purchase Price totaling of $56,250,000 (“Purchase Option”). The Purchase Option must be exercised by effecting a fourth order for five (5) additional Units within one hundred eight (180) days of competition of the Initial Order. The balance of the Units subject to the Purchase Option must be ordered within eighteen (18) months of exercising the Purchase Option. Each order subject to the Purchase Option will be for no less than five (5) Units at a time, with the obligation to make a non-refundable deposit equal to twenty-five percent (25%) of the Unit Purchase Price per Unit being purchased at the time the order is submitted to Taronis.

2.5. Purchase Contingency. The obligation to purchase the Units as set forth in this Section 2 shall be contingent upon receiving Governmental Approval.

3. SERVICES COMMITMENT. Taronis will provide Services on a per Unit basis at the rate of $175,000 per year, per Unit, for the operational life of the Unit (“Services Payment”). The operational life of each Unit shall be ten (10) years (“Operational Unit Life”). At the end of the Operational Unit Life, the Purchaser will agree to renew the Services Payment at then current market rates reasonably determined by Taronis and will (i) either replace each Unit in service having reached the end of its Operational Unit Life, or (ii) engage Taronis to refurbish each such Unit at then current market rates reasonably determined by Taronis. The Services Payment for each Unit shall be initially due upon delivery of each Unit to the Territory and thereafter on the anniversary of each respective Unit’s delivery for the Operational Unit Life. The Services Payment is subject to adjustment upon the mutual written agreement of the parties. In the event the Services Payment is not renewed at the end of a Unit(s) Operational Unit Life, the Royalty set forth in Section 4 shall be automatically increased to five percent (5%).

3.1. Services. The terms and conditions for Services are set forth in Exhibit C of this Agreement.

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3.2. Support Services. Invoicing, payment and pricing terms and conditions for Support Services are set forth in Exhibit D of this Agreement and in the services program guide.

4. ROYALTY PAYMENT. The Purchaser or its Customer(s), as applicable and except as otherwise set forth in Section 3, will pay to Taronis a three percent (3%) gross royalty on gross cubic feet of gas produced by each Unit in the Territory in perpetuity, regardless of whether such gas is thereafter sold by the Purchaser (“Royalty”). The Purchaser or its Customer(s) will provide Taronis with monthly gas production reports. The Royalty will follow each Unit, regardless of ownership transfer. If any Unit is sold pursuant to Section 9, the seller of any such Unit will pay to Taronis a fee equal to three percent (3%) of the subsequent Unit(s)’ gross sales price. Each Royalty payment shall be made no later than thirty (30) calendar days from the receipt of a Royalty invoice sent to the Purchaser or its Customer(s). Payment will be made pursuant to Section 10 hereof.

5. INVOICE, PAYMENT, TAXES, AND TITLE.

5.1. Invoice and Payment. Taronis will invoice Purchaser for: (i) Products as set forth in Section 2; (ii) Services Payments as set forth in Section 3; (iii) Royalty payments as set forth in Section 4.

5.1.1. Non-recurring Services, including the provision of extra training, as set forth in an applicable statement of work, and, if not set forth therein, will be invoiced on a monthly time, materials and expenses basis. Payment for non-recurring Services is due thirty (30) days after the date of invoice.

5.1.2. Payment for Supplies is due within thirty (30) days after the date of the invoice, unless otherwise agreed to in writing.

5.1.3. Purchaser acknowledges the Company reserves the right to hold on processing an order of Supplies until payment is received in full or change terms of payment at any time, if the creditworthiness of the Purchaser or its Customer(s) becomes questionable, in the discretion of Taronis.

5.1.4. Taronis reserves the right to charge late fees if payment is not received within forty-five (45) days from the date of the invoice at a rate not to exceed the maximum allowed by law.

5.1.5. If Purchaser does not pay after Taronis notifies Purchaser of a payment default, Taronis may also (without waiving Taronis’ right to payment): (i) suspend or terminate Services, Unit operations and/or Support Services; (ii) repossess and/or reclaim the applicable Products; and/or (iii) suspend Product, Service and/or Support Service order acceptance and/or shipment; and/or (iv) terminate this Agreement and revoke the limited license granted hereunder as well as exercise any other rights or remedies at law or in equity Taronis may have. Purchaser has no right of set-off with respect to the payments it is required to make under this Agreement.

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5.2. Risk of Loss. Unless otherwise stated in an Order, risk of loss and damage to Products, passes to Purchaser and delivery occurs when Taronis has tendered the Products to: (i) the applicable shipping agent (either as selected by Purchaser or Taronis); or (ii) when Taronis stores Products for Purchaser, the applicable storage facility. Taronis or its agents may repossess products if Purchaser does not pay for them in accordance with the provisions of this Agreement.

5.3. Title. Unless otherwise stated in an Order, title to each Unit conveys to the Purchaser or its Customer(s) upon receipt of the full Unit Purchase Price by Taronis.

5.4. Taxes, Duties Insurance and Shipping Charges. Product, Support Service and Service prices exclude all applicable taxes (including, but not limited to, sales, use, value-added and ad valorem taxes, tariffs, and assessments after audit) and duties. Purchaser is responsible for payment of all applicable taxes, exclusive of taxes based on Taronis’ net income, and duties resulting from this Agreement. If Purchaser qualifies for tax exemptions, Purchaser must provide Taronis with appropriate exemption documentation applicable to the particular tax authority within the Territory. Except where Taronis specifically advises you in writing that Taronis’ price includes shipping and insurance charges, Purchaser will reimburse Taronis within fifteen (15) calendar days of receipt of an invoice for all such charges.

6. DELIVERY OF UNITS.

6.1. Each Unit will be packed and shipped in a commercially reasonable manner mutually agreed by the parties, consistent with industry standards, and in compliance with applicable law. Taronis shall, at its sole cost and expense, be solely responsible for and will prepare all documentation necessary for compliance with U.S. requirements for the exportation of the Units to the Territory, including obtaining any export licenses for the Units and Products, if any are required. In this connection, Purchaser will cooperate fully with Taronis with respect to any information that may be required for Taronis’ compliance with U.S. laws, including, but not limited to, information on end-user, purpose, or background check.

6.2. Purchaser will prepare all documentation necessary for importation of the Units and Products to the Territory, subject to Taronis’ approval. Taronis will not be held responsible for delays or costs related to the importation of the Units to the Territory, as long as Taronis has used good faith efforts to provide technical information or documentation that may be required by Purchaser to import the Units or Products into the Territory.

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7. ORDERING PRODUCTS.

7.1. Purchase Orders. Purchaser’s orders must be placed with Taronis by utilizing the then-current Taronis order process (such process may be changed by Taronis during the term of this Agreement upon written notice to you) that will include, for purposes of this Agreement, Taronis checking your order for configuration validity and Taronis approving any third party customer-specific requirements. Taronis accepts an order from Purchaser when Taronis’ authorized representative signs it and the applicable deposit amount as determined by Section 2 are confirmed as having been wired by the Purchaser. Unless Taronis specifically agrees in writing, any preprinted language on Purchaser’s order forms will not apply. Taronis reserves the right not to accept any orders from Purchaser for any reason without any liability; provided, however, that Taronis will not unreasonably withhold its acceptance. In addition, Taronis may make its acceptance of Purchaser’s orders subject to entering into additional mutually acceptable credit arrangements, which may include making advance payments. If Taronis accepts your order, the contract concerning it consists of this Agreement and the order, with the Agreement controlling to the extent of any conflict between this Agreement and the order.

7.2. Lead Times. In order to enhance Taronis’ ability to better meet your requested delivery dates in line with Taronis’ normal production lead times, Purchaser will order Products in conformity with the timelines set forth in Section 2.

7.3. Delivery Dates. Taronis will use reasonable efforts to deliver the Products by the date stated on your Company-accepted Order. Taronis will inform you of delays as far in advance as reasonably possible. If Taronis’ performance is delayed (other than by a force majeure) for an unreasonable length of time (more than 270 days per Order), Purchaser will receive a ten percent (10%) discount on the Unit Purchase Price of each Unit affected by the delay. Nothing herein shall eliminate or reduce the Purchaser’s obligation to make the deposit and progress payments required in Section 2.

7.4. Rescheduling Shipping of Orders. Purchaser may reschedule the shipping of its Orders only on the following conditions: (i) Purchaser may reschedule each order only once; (ii) Purchaser must give Taronis written notice of your request to reschedule an order at least sixty (60) days before the scheduled shipment date; and (iii) Purchaser may not delay shipment of the order by more than ninety (90) days after the originally scheduled shipment date. A request for rescheduling shipping that does not meet each of these criteria may, at Taronis’ discretion, be treated as a non-refundable order cancellation.

7.5. Canceled Orders. Purchaser may not cancel an Order for Units once made. Purchaser may not cancel an Order for Supplies or Non-recurring Services, within forty-five (45) days of the scheduled shipment or service date.

8. OPERATION OF PURCHASER’S BUSINESS.

8.1. Certification. Purchaser agrees to maintain properly equipped and located premises, and a competent group of personnel dedicated to the safe operation of the Products. Purchaser agrees to maintain the skill levels appropriate to the mutually agreed upon levels of certification. Taronis will conduct, and your personnel will attend, such Product training as Taronis requires. As mutually agreed upon in writing, Taronis will provide you or your Customer(s) with access to Taronis personnel. All such training in excess of the Services contemplated in Section 3, i.e. Non-recurring Services, as well as all such access to Taronis personnel, will be at Taronis’ then-current terms and rates. Purchaser or its Customer(s), as applicable, is responsible for all compensation, business class level transportation, and first class living expenses for Taronis’ personnel.

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8.2. Subcontracting. Purchaser is explicitly allowed to subcontract the obligations and rights under Section 8.1 to a local agent or partner, if Purchaser deems this to be appropriate to address the local market in the territory effectively or more effectively. Purchaser is required to provide Taronis with notice that it will be subcontracting any application of its business.

8.3. Forecasts and Customer Lists. Purchaser will prepare and transmit to Taronis on a calendar quarterly basis such reports as Taronis may reasonably require, including without limitation, gas production forecasts. Purchaser will compile and maintain a current list of names of all of the Purchaser’s Customer(s) within the Territory to whom the Purchaser has sold Products. Purchaser will transmit these lists to Taronis when requested.

8.4. Documentation and Marketing Materials. Taronis may provide Purchaser with such Documentation and marketing materials (typically in English) pertaining to Products, Services and Support Services (e.g., catalogs, promotional literature) as Taronis deems appropriate in its sole discretion. At Purchaser’s request and subject to Taronis’ written agreement, Taronis may make additional quantities available to the Purchaser or its Customer(s). However, such additional quantities will be subject to Taronis’ then-current terms and conditions, including rates. Purchaser may translate these materials at your expense into the local languages of the Territory, but hereby assign to Taronis ownership of all resulting copyrights and other intellectual property rights in such translated materials. Taronis reserves the right to review and approve any translated versions Purchaser or its Customer(s) have prepared prior to publication or distribution, and Purchaser agrees to indemnify, defend and hold harmless Taronis against any and all claims attributable to such translated materials to the extent caused by the Purchaser or its Customer(s)’ negligence or willful misconduct. If Purchaser wishes to use or distribute marketing materials not supplied by Taronis for the Products, Purchaser must first obtain Taronis’ written permission prior to any such use or distribution, which Taronis may grant or withhold at its sole discretion. Throughout the term of this Agreement and in the context of Purchaser or its Customer(s)’ marketing and sales activities, Purchaser represents and warrants that it will use the most current version of Taronis-provided Documentation and marketing materials pertaining to Products, Services and Support Services in conducting Purchaser’s authorized activities under this Agreement.

8.5. Customer Surveys. Purchaser agrees to participate in Taronis’ program of surveying Customer(s) periodically to determine their levels of satisfaction with the Products, Services and Support Services and any Purchaser-provided services or products, in any reasonable manner requested by Taronis.

8.6. Remote Gas Production Monitoring. Purchaser agrees and acknowledges that Taronis shall have the irrevocable license and legal right and ability to remotely monitor the production of gas by each Unit. Any remote monitoring equipment installed on a Unit shall remain the property of Taronis and tampering with or removing or restricting any such remote monitoring unit shall be grounds for immediate breach of this terms of this Agreement.

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8.7. Compliance with Laws.

8.7.1. Government Approvals. Purchaser will, at its expense, obtain any and all import licenses and local governmental approvals that may be necessary to permit Taronis to sell and Purchaser (or its Customer(s)) to buy Products hereunder; comply with all registration requirements in the Territory; obtain such approvals from governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to Taronis in U.S. Dollars or otherwise agreed currency; and comply with any and all governmental laws, regulations, and orders that may be applicable to you by reason of your execution of this Agreement, including: (i) any requirement to be registered as an independent purchaser or reseller of Taronis’ Products with any governmental authority, and (ii) any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), leasing, delivery or redelivery of Products in the Territory. Purchaser will furnish Taronis with such documentation as Taronis may reasonably request to confirm Purchaser’s compliance with this Section 8.7.1. Purchaser agrees not to engage in any course of conduct that, in Taronis’ reasonable belief, would cause Taronis to be in violation of the laws of any jurisdiction. As hereafter mutually agreed upon in writing, Taronis will reasonably cooperate with and assist Purchaser in complying with this Section 8.7.1.

8.7.2. Notice to Company. During the term of this Agreement, Purchaser will notify Taronis immediately upon becoming aware of the existence and content of any regulation, directive or law in the Territory that conflicts with any provision of this Agreement.

8.7.3. U.S. Export Controls. Purchaser warrants and represents to Taronis that it is familiar with, and will take all actions and execute all documents necessary to be in compliance with all U.S. laws, rules, and regulations in effect from time to time applicable to the export of Products or Services to Purchaser and to Purchaser’s Customer(s). Taronis will reasonably provide Purchaser with any information about Taronis and its Products that may be required by Purchaser to maintain U.S. Export compliance.

8.7.4. U.S. Foreign Corrupt Practices Act. Purchaser agrees to comply with, and not to perform any act that would subject Taronis to sanctions under, the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78 et seq. In particular, Purchaser agrees that in connection with, or in the performance of, this Agreement it will not make or promise to make any payment (whether in currency, property or other thing of value) to any third person, firm or entity (including, without limitation, any government official or representative) for the purpose of obtaining or retaining business. For its part, Taronis agrees that it does not desire and will not request any service or action by you that would or might constitute a violation of the Foreign Corrupt Practices Act.

8.7.5. Indemnity. Purchaser will indemnify, defend and hold harmless Taronis and its subsidiaries’ respective officers, directors, employees, agents, successors, subcontractors, suppliers and assigns, (collectively and individually, the “Indemnified Parties”) against any and all claims, losses, damages, or expenses of whatever form or nature, including attorneys’ fees and other costs of legal defense, whether direct or indirect, that any one or more of the Indemnified Parties may sustain or incur as a result of any wrongful acts or omissions by Purchaser, its subsidiaries or any of Purchaser or Purchaser’s subsidiaries’ directors, officers, employees, agents, successors or assigns, (collectively and individually, the “Indemnifying Parties”), including, but not limited to Purchaser’s: (i) breach of any of the provisions of this Agreement; (ii) negligence or other tortious conduct; (iii) representations or statements about Taronis and/or any of its product or services (including Products or Services) not specifically authorized by Taronis herein or otherwise in writing; (iv) Alteration of a Product; and/or (v) violation of any applicable law, regulation, or order.

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9. PURCHASER’S RIGHT OF RESALE. The Purchaser will have the right to resell the Products in the Territory, subject to compliance with the terms and conditions of this Agreement. In the event the Purchaser resells Unit(s), it will, as a condition of resale, obligate the purchasing party to engage Taronis for the provision of Services and pay all amounts due hereunder, as presently contemplated or hereinafter agreed, that are owed to Taronis from the Purchaser at the time of resale or due in the future.

9.1. Conditions to the Resale of Products.

9.1.1. Alterations. If Purchaser makes any Alteration to a Product bearing a Company Mark, then before furnishing that Unit or Product to a third party, the Purchaser agrees to notify the third party customer in writing (i) of the nature of the Alteration, (ii) that Taronis’ warranties do not cover the Alteration, and (iii) that Taronis may not maintain or support the altered Unit or Product. Purchaser will not make any Alterations to any products that bear the logo, trademark or copyright of another person or entity without obtaining such person’s or entity’s prior written consent.

9.1.2. Provision of Documentation. Purchaser agrees to provide each of its Customer(s) with (i) a bill of sale or other document stating the date of sale or license and the serial numbers, if any, of the Products furnished, and (ii) any other materials Taronis may include with the Products.

9.1.3. Disclaimers. Purchaser agrees to make no warranty of any kind to its Customer(s) on behalf of Taronis, and to include in its written terms and conditions of sale a conspicuous statement that the manufacturers, licensors and suppliers of the Products disclaim all implied warranties, including the implied warranties of merchantability, satisfactory quality and fitness for a particular purpose, or such other applicable warranties customary in the Territory. If Taronis does not warrant the Products to Purchaser’s Customer(s), Purchaser agrees to remove any Taronis customer warranty documents from the Product’s packaging before delivering Products to a customer of the Purchaser.

9.1.4. Safety Modifications. Purchaser agrees to assist Taronis in implementing safety modifications to Products, and to maintain a list of each customer to whom the Purchaser sells Products that includes the last address known for each customer, and the serial numbers of the Products each customer purchased or licensed, and the dates that such Products were purchased or licensed.

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9.1.5. Data. Purchaser and its Customer(s) are responsible for data used in connection with a Product. Purchaser and its Customer(s)’ responsibilities include determining whether any privacy laws, regulations or duties apply to the data. They also include providing for data security and for adequate backup procedures. Purchaser warrants that there are no restrictions on the processing or use of the data in connection with the Products, and Taronis will have no liability to Purchaser or any other person, including any Customer(s) of the Purchaser, arising from Taronis’ violation of any restriction on the processing or use of such data while performing any Services or providing any Products.

9.1.6. Direct Customer Payments. Taronis and Purchaser may mutually agree that the Purchaser’s Customer(s) make direct payments to Taronis in accordance with this Agreement.

10. CURRENCY; MANNER OF PAYMENT. All payments for the Unit Purchase Price, Products, Services, Non-recurring Service, Royalties or otherwise in connection therewith shall be calculated and paid in United States Dollars. All payments shall be paid by cash wire transfer to an account in the name of Taronis pursuant to wire instructions set forth on Exhibit F, as amended from time to time.

11. CONFIDENTIALITY.

11.1. Confidential Information; Defined. “Confidential Information” is information disclosed by one party to the other which complies with this Section 11. Confidential Information disclosed in documents or other tangible form must be clearly marked as confidential at the time of disclosure. Notwithstanding the foregoing marking requirement, the terms and conditions of this Agreement constitute Taronis’ Confidential Information and may be disclosed by Taronis at its discretion. Confidential Information in oral or other intangible form must be identified as confidential at the time of disclosure, and summarized in tangible form clearly marked as confidential and delivered to the recipient within ten (10) calendar days thereafter. Confidential Information does not include information that: (i) is or becomes public knowledge through no wrongful act of the receiving party; (ii) is already known to the receiving party; (iii) is rightfully obtained by the receiving party from any third-party without similar restriction and without breach of any obligation owed to the disclosing party; (iv) is independently developed by or for the receiving party; (v) is furnished to a third party by the disclosing party without a similar restriction on the third party’s rights; (vi) is approved for release by written authorization of the disclosing party; or (vii) is required to be disclosed pursuant to a lawful government agency or court order (provided, however, that the receiving party hereunder will provide the disclosing party prompt notice of, and the opportunity to contest, such order). Notwithstanding the foregoing, Taronis may disclose this Agreement and the material terms hereof in order to comply with any federal or state securities laws.

11.2. Obligations. Each party will use reasonable efforts to prevent the disclosure of the Confidential Information of the other party to any other person or entity. The receiving party may disclose Confidential Information only to its employees or contractors with a legitimate need to know who agree in writing to confidentiality obligations consistent with this Section 11. All materials containing Confidential Information are and remain the discloser’s property, and upon written request the recipient will promptly return them, and all copies of them, except a single archival copy which may be maintained for archival purposes only. Nothing in this Section 11 grants the receiving party a license to any of the disclosing party’s patents or copyrights or other intellectual property.

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11.3. Duration. A party’s obligations under this Section 11 will continue indefinitely.

12. LIMITED SUB-LICENSE TO USE TARONIS’ MARKS.

12.1. Limited Sub-License. During the term of this Agreement (unless this Agreement is terminated earlier as provided for herein), Taronis grants Purchaser a non-exclusive, non-transferable, limited sub-license to use the Company Marks, only: (i) in the Territory; (ii) to identify or promote the Products in the context of Purchaser’s sale or licensing thereof under this Agreement; and (iii) in accordance with Taronis’ then-current policies or as Taronis approves in advance in writing. In the event the Purchaser resells Products purchased under this Agreement, the sub-licensed granted in this Section 12.1 will only be extended to the Purchaser’s Customer(s) upon the written consent of Taronis.

12.2. Limitations. Purchaser agrees not to alter or remove any Company Mark from a Product without the prior written consent of Taronis. Purchaser will not use the Company Marks as part of its corporate or other legal name, or as part of the name under which you conduct business. Purchaser will not use the Company Marks to incur any obligation or indebtedness on behalf of Taronis.

12.3. Taronis Ownership. Purchaser acknowledges that Taronis (its affiliates, licensor, assigns or a wholly owned subsidiary) is the owner of all rights in the Company Marks and that Purchaser has no proprietary interest in any Company Mark. Purchaser’s use of a Company Mark will not create any rights in or to that Company Mark. Purchaser acknowledges that the Company Marks are valid under applicable law. Purchaser agrees not to do anything inconsistent with Company’s ownership of the Company Marks, and you acknowledge that all uses of the Company Marks will inure to Taronis’ benefit. Purchaser further agrees to reasonably cooperate with and assist Taronis in the protection of the Company Marks, and will inform Taronis immediately of any infringement or other improper action with respect to them that comes to Purchaser’s attention.

12.4. Third Parties. Purchaser agrees to respect the trademarks and service marks of Taronis’ suppliers and licensors to a degree consistent with its obligations with respect to Company’s Marks under this Section 12.

13. WARRANTIES BY TARONIS.

13.1. Taronis warrants that: (i) except for Taronis’ purchase money security interest (to the extent applicable local law recognizes the existence of a purchase money security interest), Products will materially conform to published documentation delivered with them by Taronis. The warranty period for Products is three hundred sixty days (360) days from the date of Delivery to Purchaser or the Purchaser’s Customer(s) (whichever is applicable and occurs first). If, during the applicable warranty period, a Product does not conform to its warranty and Purchaser provides Taronis with written notice of such non-conformance, Taronis will repair or replace non-conforming components or otherwise correct the non-conformity in accordance with its standard warranty service terms. Specific Unit(s) warranties are set forth on Exhibit E.

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13.2. Taronis may provide Purchaser with alternative Product warranties applicable to specific locations within the Territory. Taronis will notify Purchaser of the alternative Product warranty terms in writing and such alternative Product warranty provisions will apply in lieu of the Product warranties stated in Section 13.1. Taronis reserves the right to charge Purchaser, and Purchaser agrees to pay per the payment terms of Section 5.1 above, an additional amount for such country-specific Product warranties. If mutually agreed between Taronis and Purchaser the payment obligations under this paragraph may be assigned to the Purchaser’s customer directly.

13.3. Warranty service will be provided either “on-site” or “depot”, as determined by Taronis policies at the time of delivery. Taronis will charge separately for: (i) consumable items; (ii) service calls outside of Taronis’ standard hours; (iii) service calls for Products that are in good operating condition at the time of the call; (iv) use of specified types of Products above their rated usage levels (which Taronis will provide to Purchaser at your request); and (v) per-call services covering Products that are outside of warranty. Taronis will also charge Purchaser separately to repair Products that have failed due to: (i) an Alteration to Products, or an attachment not provided by Taronis, approved by Taronis in writing, or compatible with Taronis’ standard interfaces; (ii) use of supplies or products acquired from third parties that are defective or that do not meet Taronis’ standards or specifications; (iii) Purchaser’s or any third party’s negligence, misuse, or abuse; or (iv) fire, smoke, water, acts of God, civil or military authority, war, riots, strikes or other causes beyond Taronis’ reasonable control. If mutually agreed between Taronis and Purchaser the payment obligations under this paragraph may be assigned to the Purchaser’s customer directly.

13.4. Other Company’s Products. If Taronis provides Purchaser or its Customer(s) with hardware or Supplies that bear the logo or copyright of another company with warranty and/or support terms from the other company, such other company’s terms apply instead of those in this Agreement, and, unless specifically agreed in writing by Taronis, Taronis provides no warranty or support for those Products. Upon Purchaser’s request, Taronis will give you a copy of the terms discussed in this Section 13.4 before Purchaser orders such Products. Taronis has no warranty obligation for third-party Products even if Taronis assisted in evaluating or selecting them.

13.5. Disclaimer. EXCEPT FOR WARRANTIES SPECIFICALLY CONTAINED IN THIS SECTION 13 OF THIS AGREEMENT, TARONIS DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM A COURSE OF DEALING. TARONIS DOES NOT WARRANT THAT ANY DELIVERABLES OR PRODUCTS WILL OPERATE UNINTERRUPTED OR ERROR FREE, OR THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NON-CONFORMITIES WILL BE CORRECTED. THE FAILURE OF PRODUCTS YOU ACQUIRE FROM THIRD PARTIES OR THEIR SUPPLIERS WILL NOT AFFECT YOUR OBLIGATIONS TO TARONIS.

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13.6. Exclusive Remedies. Purchaser’s rights and remedies set forth in this Agreement are exclusive and in lieu of all other rights and remedies (except to the extent that applicable law prohibits agreements to disclaim warranties or limit liabilities).

14. TERM AND TERMINATION.

14.1. Term. The term of this Agreement will commence on the Effective Date and will continue in force and effect until terminated as set forth herein (“Term”). Alternative or supplementary provisions may be included in an Exhibit or Addendum hereto.

14.2. Termination for Material Breach. If either party materially breaches this Agreement, the other party may terminate by giving at least thirty (30) days advance written notice of termination, specifically identifying the nature of the breach. The breaching party may avoid termination by curing the breach within the thirty (30) day period. Effective immediately, a party may terminate this Agreement upon notice to the other party and without affording any opportunity to cure if such other party, (i) contrary to the terms of Section 19.3 of this Agreement, purports to transfer any right or obligation under this Agreement without prior written consent (such to include but, not be limited to, a change in control or ownership of a party), or (ii) after curing a breach as described above, commits the same or a similar breach again within one (1) year of the initial breach.

14.3. Immediate Termination. On the occurrence of any of the following, this Agreement will automatically terminate unless the non-affected party elects to have any such contract continue:

14.3.1. The parties’ failure to obtain Governmental Approval within one hundred eighty (180) days of the Effective Date hereof;

14.3.2. The admission by either party in writing of its inability to pay its debts generally or the making of a general assignment for the benefit of creditors;

14.3.3. Any affirmative act of insolvency by either party, or the filing by or against any party of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

14.3.4. The subjection of a material part of either party’s property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

14.3.5. Sections 3 through 5, 8, 10, 11, 13.5, 13.6, 14, and 16 through 19, will survive this Agreement’s termination or expiration, will remain in effect until fulfilled, and will apply to each party’s respective successors and assigns to the extent permitted herein.

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15. DEFENSE OF INFRINGEMENT CLAIMS. Taronis will defend, at its expense, any third party claim or suit brought against Purchaser, and its Customer(s) alleging that any Taronis Product infringes a patent, copyright or trade secret, and will pay all costs and damages finally awarded, if Purchaser promptly notifies Taronis of the claim and gives the Company (i) the information and cooperation that Taronis reasonably asks for, and (ii) sole authority to defend or settle the claim. In handling the claim, Taronis may obtain the right to continue using the Taronis Product or replace or modify the Taronis Product, so that it becomes non-infringing. THIS SECTION STATES TARONIS’S ENTIRE LIABILITY, AND YOUR EXCLUSIVE REMEDY, FOR INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, AND OTHER INTELLECTUAL PROPERTY RIGHTS.

16. LIMITATIONS ON LIABILITY. UNDER NO CIRCUMSTANCES WILL TARONIS OR ITS SUBSIDIARIES, INCLUDING TARONIS’ AND ITS SUBSIDIARIES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, SHAREHOLDERS, SUBCONTRACTORS OR LICENSORS, BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS, REVENUE, TIME, OPPORTUNITY OR DATA, WHETHER IN AN ACTION IN CONTRACT, TORT, PRODUCT LIABILITY, STATUTE, EQUITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. UNDER NO CIRCUMSTANCES WILL TARONIS’ OR ITS SUBSIDIARIES’, INCLUDING TARONIS’ AND ITS SUBSIDIARIES’ RESPECTIVE OFFICERS’, DIRECTORS’, EMPLOYEES’, AGENTS’, SUCCESSORS’, ASSIGNS’, SHAREHOLDERS’, SUBCONTRACTORS’ OR LICENSORS’, CUMULATIVE LIABILITY EXCEED THE AMOUNT YOU PAID TARONIS FOR THE APPLICABLE PRODUCT(S) IN CONTROVERSY. EACH CLAUSE OF THIS SECTION IS SEPARATE FROM THE OTHERS AND FROM THE REMEDY LIMITATIONS AND EXCLUSIONS ELSEWHERE IN THIS AGREEMENT, AND WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF A REMEDY OR TERMINATION OF THIS AGREEMENT.

17. DISPUTE RESOLUTION.

17.1. Negotiation, Escalation and Mediation. If any controversy or claim arises relating to this Agreement, Purchaser and Taronis will attempt in good faith to negotiate a solution to such controversy or claim, including progressively escalating the controversy or claim through senior levels of management. If negotiation does not result in a resolution within fifteen (15) business days of when one party first notifies the other of the controversy or claim, Purchaser and Taronis will participate in good faith mediation as administered by the London Centre for Dispute Resolution (“CEDR”).

17.2. Arbitration and Governing Law. Any controversy or claim between Taronis, on the one hand, and Purchaser and its Customer(s), on the other, whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of infringement, fraud, or misrepresentation) which cannot be resolved by negotiation or mediation will be resolved by binding arbitration under this Section 17.2 and the then-current rules and supervision of the International Chamber of Commerce. The duty to arbitrate will extend to any employee, officer, shareholder, director, agent, or affiliate of Purchaser, your authorized resellers if any, your Customer(s), or Taronis making or defending a claim which would be subject to arbitration if brought by Purchaser, your authorized resellers, your Customer(s), or Taronis. If any part of this Section 17 is held to be unenforceable, it will be severed and will not affect either the duty to arbitrate or any other part of this Section 17. The arbitration will be held in London, England before a sole arbitrator who is knowledgeable in business of the Company. The arbitrator’s award will be final and binding and may be entered in any court having jurisdiction. The arbitrator will not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement. Issues of arbitrability will be determined in accordance solely with the English substantive and procedural laws relating to arbitration; in all other respects, the arbitrator will be obligated to apply and follow the laws of England, but excluding its rules on conflicts of law and the United Nations Convention on Contracts for the International Sale of Goods. This Agreement is governed by the laws of the United Kingdom.

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17.3. Costs. Each party will bear its own attorney’s fees and other costs associated with the negotiation, mediation, and arbitration provided for by this Section 17, except that costs and expenses of arbitration other than attorney’s fees will be paid as provided by the rules of the International Chamber of Commerce. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings will pay all associated costs, expenses and attorney’s fees which are reasonably incurred by the other party.

17.4. Two-Year Limitation; Discrepancies. Neither Purchaser, its Customer(s) nor Taronis may bring a claim or action regardless of form, arising out of or related to this Agreement, including any claim of fraud or misrepresentation, more than two (2) years after the delivery of any Product at issue, or more than two (2) years after cause of action accrues, whichever is later. In addition, the Purchaser (and its Customer(s)) agree to bring any administrative discrepancies, including, but not limited to, invoice errors, shipment discrepancies, and return variances, to Taronis’ attention in writing within ninety (90) days from the date of the incident’s occurrence (e.g. invoice date, receipt of goods, etc.) Purchaser’s failure to raise an administrative discrepancy (with appropriate supporting documentation) within this time period will result in the waiver of Purchaser’s right to dispute the incident at a future date.

17.5. Confidentiality. In order to facilitate the resolution of controversies or claims, Purchaser and Taronis will keep them confidential, including details regarding negotiations, mediation, arbitration, and settlement terms.

18. NOTICES. All notices (including requests, consents or waivers) made under this Agreement will be in writing and delivered by facsimile, electronic mail, or other electronic means (in which case the recipient will provide acknowledgment within one (1) business day separately from any machine-generated automatic reply); or by prepaid means providing proof of delivery. Notices are effective upon receipt. The parties will send notices to the addresses set forth below. A party may change its notice of name/address by providing written notice to the other party as required by this Section 18.

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TO PURCHASER:	TO TARONIS:

TA Grup Medya Enerji Sanayi Ticaret Anonim Sirketi Beştepe Mah. Mertebe Sokak no 13/3 Yenimahalle 06560 Ankara, Turkey	c/o General Counsel 300 W. Clarendon Avenue, Ste. 230 Phoenix, Arizona 85013 U.S.A.

With a copy to: Kersting Hattinger Strasse 397, 44795 Bochum, Germany Phone (0234) 890319-0 Fax (0234) 890319-19 info@anwaelte-kersting.de	With a copy to: Covington & Burling LLP 265 Strand, London WC2R1BH c/o Simon Amies samies@cov.com +44 20 7067 2002

19. EXCLUSIVITY. The Purchaser, upon completing the purchase of the required number of Units below, will be granted the exclusive right to produce, market and sell MagneGas within the Territory (“Exclusivity”) as follows:

19.1. Upon the completion of the purchase of the First Order of five (5) Units comprising the Initial Purchase of fifteen (15) Units, the Purchaser shall be granted five (5) years of Exclusivity. The Purchaser’s right of Exclusivity will begin on the date Taronis receives the Final Progress Payment for the First Order.

19.2. Upon completion of the purchase of the Second Order of five (5) additional Units (10 Units in total), comprising the Initial Purchase of fifteen (15) Units, the Purchaser shall be granted an additional five (5) years of Exclusivity (10 years in total). The Purchaser’s extended right of Exclusivity will begin on the date Taronis receives the Final Progress Payment for the Second Order.

19.3. Upon completion of the purchase of the Third Order of five (5) additional Units (15 Units in total), comprising the completion of the Initial Purchase of fifteen (15) Units, the Purchaser shall be granted Exclusivity in perpetuity, subject to complying with the renewal and repurchase/refurbishment obligation set forth in Section 3. The Purchaser’s perpetual Exclusivity will begin on the date Taronis receives the Final Progress Payment for the Third Order and will only terminate in the event the condition in the Section 3 is not complied with.

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20. GENERAL.

20.1. Independent Contractors. Purchaser and Taronis are contractors independent of one another. Nothing in this Agreement is intended to establish or authorize either party as an agent, legal representative, joint venturer, franchisee, employee, or servant of the other for any purpose. Neither party will make any contract, agreement, warranty, or representation on behalf of the other party, or incur any debt or other obligation in the other party’s name, or act in any manner which has the effect of making that party the apparent agent of the other. Neither party will assume liability for, or be deemed liable as a result of, any such action by the other party. Neither party will be liable by reason of any act or omission of the other party in the conduct of its business or for any resulting claim or judgment. Neither Taronis nor Purchaser will create and distribute to any third party, any communication or material consisting of marketing materials or press releases pertaining to this Agreement, the other party, or such other party’s products or services, without first obtaining such other party’s prior review and written approval. Such approval will not be unreasonably withheld or delayed.

20.2. Audit Procedures. Taronis reserves the right to audit Purchaser and its Customer(s)’ records in order to verify the accuracy of Purchaser’s reports and payments to Taronis. Taronis will perform such audits at its own expense, and either Taronis or an independent auditor selected by Taronis shall conduct these audits at Taronis’ election. Purchaser will be given fifteen (15) days prior written notice of the date of each audit. In the event that an audit reveals a discrepancy that has resulted in an underpayment to Taronis, Purchaser will remit the total amount due to Taronis within thirty (30) days of notification. In the event of a discrepancy resulting in an underpayment to Taronis of greater than ten percent (10%), Purchaser agrees to pay for Taronis’ cost of the audit in addition to the amount of any such underpayment.

20.3. Non-Waiver; Assignment. Failure to enforce any term of this Agreement is not a waiver of future enforcement of that or any other term. Purchaser will not assign this Agreement, or its rights or obligations hereunder, without Taronis’ prior express written consent. This Agreement may be executed, assigned and performed by Taronis, its subsidiaries or its affiliates.

20.4. Change in Control. Purchaser will promptly notify Taronis of any material changes in your underlying ownership. Taronis’ prior written consent is required for any proposed transfer of a material amount of Purchaser’s voting stock or your entry into a merger, consolidation, or sale-of-assets transaction. Purchaser will ensure that Taronis is at all times fully aware of your actual ownership and control, and of any parent company, at each tier in any ownership hierarchy that may exist.

20.5. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remaining provisions of this Agreement will remain in full force and effect.

20.6. Force Majeure. Neither party is liable for failing to fulfill its obligations due to acts of God, civil or military authority, war, riots, strikes, fire, or other causes beyond its reasonable control, except for your obligation to make payments.

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20.7. Language. This Agreement’s only official and legally effective version will be in the English language.

20.8. Counterparts; Headings. This Agreement will be executed in two (2) counterparts, both of which will be deemed originals. The section headings in this Agreement are for convenience only and are not to be considered in its interpretation.

20.9. Order of Precedence. Notwithstanding anything to the contrary herein, should a conflict arise between the terms and conditions of this Agreement and any Exhibit as attached hereto, the Exhibit will prevail with respect to the subject matter thereof.

20.10. Entire Agreement; Amendment. This Agreement is the complete and exclusive statement of the agreement of Purchaser about its purchase or distribution of Taronis’ Products, and supersedes all prior oral and written agreements, understandings, and communications about it. This Agreement may not be modified or amended except by a written document that references this Agreement and has been signed by authorized representatives of both parties. Unless Taronis specifically agrees in writing, any preprinted language on your order forms will not be a part of or amend this Agreement.

[Signature Pages and Exhibits Follow]

[The Remainder of This Page is Intentionally Blank]

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IN WITNESS WHEREOF, Taronis and Purchaser have caused this instrument to be executed by their duly authorized representatives.

TA GROUP MEDIA ENERGY INDUSTRY TRADE JOINT STOCK COMPANY (TA Grup Medya Enerji Sanayi Ticaret Anonim Sirketi)	TARONIS FUELS, INC.

By:	/s/ Mr. Anil Sümer	By:	/s/ Mr. Scott Mahoney

Name:	Mr. Anil Sümer	Name:	Mr. Scott Mahoney

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	17 July 2019	Date:	17 July 2019

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